Forgent Announces Results for the 2006 Fiscal Fourth Quarter

Revenue Grows by 72%, Operating Expenses Remain Flat, Cash Increases by $1.6M

AUSTIN, TX -- 10/12/2006 -- Forgent™ Networks (NASDAQ: FORG) today announced results for the 2006 fiscal fourth quarter ended Jul. 31, 2006. For the quarter, the company reported total revenue of approximately $4.4 million. Highlights, as compared to the prior quarter, include:

--  Increased total revenue by 72% to $4.4M
--  Increased intellectual property revenue to $3.5M
--  NetSimplicity software revenue increased by 34% to $0.9M
--  Generated cash from the NetSimplicity software business
--  Released NetSimplicity Meeting Room Manager Version 7.0
--  Held operating expenses flat at $2.7M
--  Grew cash and cash equivalents to approximately $16.2M

"We continue to evaluate all of our options with the '672 Patent in light of an unfavorable claims construction ruling. We see progress with respect to the litigation of the '746 Patent and are preparing for a Markman hearing this November. Additionally, we are exploring alternatives for maximizing the value of the remainder of the intellectual property portfolio. Finally, we are pleased with the continued growth of our NetSimplicity software business. The NetSimplicity business generated cash this past quarter and we believe this business will continue to grow," said Richard Snyder, chairman and CEO of Forgent.

Intellectual Property

The intellectual property business generated revenue of approximately $3.5 million for the fourth quarter of fiscal 2006, compared to $1.9 million for the third quarter of 2006. This past quarter, two new intellectual property licenses were signed. Over the last four years, Forgent's intellectual property program has generated approximately $114 million in revenue from licensing the '672 Patent to more than 60 different companies in Asia, Europe and the United States.

U.S. Patent No. 6,285,746 (the '746 Patent)

Forgent has litigation pending against 12 companies for infringement of its '746 Patent in the United States District Court for the Eastern District of Texas, Tyler Division. A claims construction hearing is scheduled for November 9, 2006 and a jury trial for May 2007. The '746 Patent relates to a computer controlled video system that allows playback during recording.

U.S. Patent No. 4,698,672 (the '672 Patent)

Forgent also has litigation pending against approximately 28 companies for infringement of its '672 Patent in the United States District Court for the Northern District of California. The company is presently exploring all options to create additional value from this patent. The '672 Patent relates to digital image compression used in digital image devices that compress, store, manipulate, print or transmit digital images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners, and certain software applications. Since the start of litigation, 15 defendants have entered into license or settlement agreements.

Patent Portfolio

The company's patent portfolio of more than 20 patents includes the combined inventions of Compression Labs, Inc., VTEL Corporation, and Forgent Networks, Inc. Forgent believes there is significant value in these patents.

Software

NetSimplicity software revenue increased by approximately 34% to $0.9 million for the fourth quarter of fiscal 2006, compared to $0.6 million for the third quarter of fiscal 2006. In addition, NetSimplicity generated cash this past quarter, a significant milestone for this business segment.

In a continued validation of its low cost, high value delivery model, NetSimplicity added several hundred customers this past quarter and increased its customer base to more than 1,800 customers worldwide. NetSimplicity develops software that simplifies day-to-day office administration tasks including the management and scheduling of rooms, equipment, assets and resources. This past quarter NetSimplicity announced the release of Meeting Room Manager 7.0. This release contains significant enterprise enhancements including Outlook integration and active directory synchronization. In addition, sales of the company's Visual Asset Manager continue to grow.

Fiscal Fourth Quarter Results

Revenue was $4.4 million for the fiscal fourth quarter compared to $2.5 million for the 2006 fiscal third quarter. Overall operating expenses, approximately $2.7 million, were flat compared to prior quarter. The company improved its net loss results, which were $.3 million or $0.01 per share for the fourth fiscal quarter of 2006, as compared to a net loss of $1.4 million or $0.06 per share for the third quarter of 2006. Cash and cash equivalents grew to $16.2 million over prior quarter.

Outlook

Forgent expects to continue to generate IP licensing revenue in the 2007 fiscal year. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the ongoing litigation. In addition, we believe NetSimplicity will continue to be a growth business for Forgent.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Thu, Oct 12, 2006, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook. To take part, dial 866.831.6267 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 66660471. International callers should dial 617.213.8857 and use a pass code of 66660471. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent's web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling and asset management software to a wide variety of organizations. Forgent's intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent's software division, NetSimplicity, develops software that simplifies day-to-day office administration tasks. The products are specifically designed for the management and scheduling of rooms, equipment, assets and resources. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties, and actual results in future periods may differ materially from those currently expected. Some of the factors that could cause actual results to differ materially include changes in the general economy or in our industry; rapid changes in technology; sales cycle and product implementations; risks associated with transitioning to a new business model and the subsequent limited operating history; the possibility of new entrants into our software markets; the possibility that the market for the sale of certain software and services may not develop as expected; or that development of these software and services may not proceed as planned; the risks associated with the company's license program, and including risks of litigation involving intellectual property, patents and trademarks. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

                   FORGENT NETWORKS, INC.
               CONSOLIDATED BALANCE SHEETS
        (Amounts in thousands, except per share data)

                                                             JULY 31,
                                                      --------------------
                                                        2005       2006
                                                      ---------  ---------
ASSETS
Current assets:
  Cash and equivalents, including restricted cash
   of $650 and $543 at July 31, 2005 and 2006,
   respectively                                       $  15,861  $  16,206
  Short-term investments                                  1,487         --
  Accounts receivable, net of allowance for
   doubtful accounts of $1 and $13 at July 31, 2005
   and 2006, respectively                                   471        714
  Prepaid expenses and other current assets                 266        274
                                                      ---------  ---------
    Total current assets                                 18,085     17,194

Property and equipment, net                               1,957        788
Intangible assets, net                                       33          4
Other assets                                                 27          3
                                                      ---------  ---------
                                                      $  20,102  $  17,989
                                                      =========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                    $   1,856  $   3,631
  Accrued compensation and benefits                         590        547
  Other accrued liabilities                               1,209        907
  Notes payable, current portion                            355        313
  Deferred revenue                                          517        683
                                                      ---------  ---------
    Total current liabilities                             4,527      6,081

Long-term liabilities:
  Deferred revenue                                            4         11
  Other long-term obligations                             2,280      1,777
                                                      ---------  ---------
    Total long-term liabilities                           2,284      1,788

Stockholders' equity:
  Preferred stock, $.01 par value; 10,000 authorized;
   none issued or outstanding                                --         --
  Common stock, $.01 par value; 40,000 authorized;
   26,967 and 27,169 shares issued, 25,177 and 25,379
   shares outstanding at July 31, 2005 and 2006,
   respectively                                             269        271
  Treasury stock, 1,790 at July 31, 2005 and 2006,
   respectively                                          (4,815)    (4,815)
  Additional paid-in capital                            265,020    265,406
  Accumulated deficit                                  (247,199)  (250,754)
  Accumulated other comprehensive income                     16         12
                                                      ---------  ---------
    Total stockholders' equity                           13,291     10,120
                                                      ---------  ---------
                                                      $  20,102  $  17,989
                                                      =========  =========

                       FORGENT NETWORKS, INC.
              CONSOLIDATED STATEMENTS OF OPERATIONS
            (Amounts in thousands, except per share data)

                                  For the                  For the
                             Three Months Ended       Twelve Months Ended
                             July 31,   April 30,          July 31,
                               2006        2006        2006        2005
                           (Unaudited)  (Unaudited)

Revenues:
     Intellectual property
      licensing             $    3,493  $    1,891  $   12,105  $    7,894
     Software and services         867         647       2,791       2,012
                            ----------  ----------  ----------  ----------
       Total revenues            4,360       2,538      14,896       9,906
                            ----------  ----------  ----------  ----------

Cost of sales:
     Intellectual property
      licensing                  1,743       1,147       7,057       6,149
     Software and services         246         213         851         892
                            ----------  ----------  ----------  ----------
       Total cost of sales       1,989       1,360       7,908       7,041
                            ----------  ----------  ----------  ----------

Gross margin                     2,371       1,178       6,988       2,865

Operating expense:
     Selling, general and
      administrative             2,550       2,561      10,271      12,858
     Research and
      development                  164         153         618         318
     Amortization of
      intangible assets              6           6          28          50
                            ----------  ----------  ----------  ----------
       Total operating
       expenses                  2,720       2,720      10,917      13,226
                            ----------  ----------  ----------  ----------

Loss from operations              (349)     (1,542)     (3,929)    (10,361)
                            ----------  ----------  ----------  ----------

Other income (expense):
     Interest income               146         128         506         405
     Interest expense and
      other                        (30)        (12)        (88)        (39)
                            ----------  ----------  ----------  ----------
       Total other income
       (expense)                   116         116         418         366
                            ----------  ----------  ----------  ----------

Loss from continuing
 operations, before income
 taxes                            (233)     (1,426)     (3,511)     (9,995)
Provision for income taxes         (29)         (5)        (44)        (16)
                            ----------  ----------  ----------  ----------
Loss from continuing
 operations                       (262)     (1,431)     (3,555)    (10,011)

Loss from discontinued
 operations, net of income
 taxes                              --          --          --        (642)
Income on disposal, net of
 income taxes                       --          --          --       4,085
                            ----------  ----------  ----------  ----------
Income from discontinued
 operations, net of income
 taxes                              --          --          --       3,443
                            ----------  ----------  ----------  ----------

Net loss                    $     (262) $   (1,431) $   (3,555) $   (6,568)
                            ==========  ==========  ==========  ==========

Basic (loss) income per
 share:
Loss from continuing
 operations                 $    (0.01) $    (0.06) $    (0.14) $    (0.40)
                            ==========  ==========  ==========  ==========
Income from discontinued
 operations                 $     0.00  $     0.00  $     0.00  $     0.14
                            ==========  ==========  ==========  ==========
Net loss                    $    (0.01) $    (0.06) $    (0.14) $    (0.26)
                            ==========  ==========  ==========  ==========
Diluted (loss) income per
 share:
Loss from continuing
 operations                 $    (0.01) $    (0.06) $    (0.14) $    (0.40)
                            ==========  ==========  ==========  ==========
Income from discontinued
 operations                 $     0.00  $     0.00  $     0.00  $     0.14
                            ==========  ==========  ==========  ==========
Net loss                    $    (0.01) $    (0.06) $    (0.14) $    (0.26)
                            ==========  ==========  ==========  ==========

Weighted average shares
 outstanding:
     Basic                      25,375      25,372      25,290      24,959
     Diluted                    25,375      25,372      25,290      24,959

Investor contact:
Jay Peterson
512.437.2476
jay_peterson@forgent.com

Media contact:
Lauren Peters
512.794.8600
lauren@petersgrouppr.com